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                                TABLE OF CONTENTS
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
SECTION 1.          SALE AND PURCHASE OF COMMON SHARES AND WARRANT;
                    CLOSING.......................................................................................1
         1.1        Authorization of Common Shares and Warrants...................................................1
         1.2        Sale and Purchase.............................................................................1
         1.3        Closing.......................................................................................2

SECTION 2.          REPRESENTATIONS AND WARRANTIES OF THE COMPANY.................................................2
         2.1        Organization and Good Standing................................................................3
         2.2        Authorization.................................................................................3
         2.3        No Conflict with Law or Documents.............................................................3
         2.4        Capital Stock of Company......................................................................3
         2.5        Reservation of Shares.........................................................................4
         2.6        Consents and Approvals........................................................................4
         2.7        Private Offering..............................................................................4
         2.8        Declaration of Trust and Bylaws...............................................................5
         2.9        Subsidiaries..................................................................................5
         2.10       SEC Reports...................................................................................5
         2.11       Litigation....................................................................................5
         2.12       Compliance with Laws..........................................................................6
         2.13       Financial Statements..........................................................................6
         2.14       Real Property.................................................................................7
         2.15       Tenant Leases.................................................................................9
         2.16       Dividends and Other Distributions.............................................................9
         2.17       Tax Matters...................................................................................9
         2.18       Agreements Affecting the Company's Capital Stock.............................................10
         2.19       Insurance....................................................................................10
         2.20       Employee Benefit Plans.......................................................................10
         2.21       Contracts and Agreements.....................................................................10
         2.22       Absence of Certain Developments..............................................................11
         2.23       Contracts with Insiders......................................................................11
         2.24       Use of Proceeds..............................................................................11
         2.25       Environmental Matters........................................................................12
         2.26       Certain Agreements...........................................................................12
         2.27       Books and Records............................................................................12
         2.28       Certain Payments.............................................................................13
         2.29       Labor Agreements and Actions.................................................................13
         2.30       Entire Business; Etc.........................................................................13
         2.31       Proxy Statement..............................................................................13
         2.32       Information..................................................................................14
         2.33       RMO Fund Investment..........................................................................14
         2.34       Standstill Agreement.........................................................................14

                                       -i-

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SECTION 3.          PURCHASER'S REPRESENTATIONS AND WARRANTIES...................................................14
         3.1        Pre-Existing Entity..........................................................................14
         3.2        Beneficial Ownership.........................................................................14
         3.3        Principal Place of Business..................................................................15
         3.4        Purchase Without View to Distribute..........................................................15
         3.5        Restrictions on Transfer.....................................................................15
         3.6        Access to Information........................................................................15
         3.7        Additional Representations of the Purchaser..................................................15
         3.8        Legends......................................................................................16
         3.9        Representations Concerning BRT Witmer and Subpartnership.....................................16
         3.10       Proxy Statement..............................................................................16

SECTION 4.          CONDITIONS PRECEDENT TO THE PURCHASER'S
                    OBLIGATIONS..................................................................................17
         4.1        Representations and Warranties...............................................................17
         4.2        Performance..................................................................................17
         4.3        Opinion of Counsel to the Company............................................................17
         4.4        Proceedings; Certified Copies................................................................17
         4.5        No Proceeding or Litigation..................................................................17
         4.6        No Material Adverse Change...................................................................17
         4.7        ASE Listing..................................................................................17
         4.8        Blue Sky Compliance..........................................................................18
         4.9        Registration Rights..........................................................................18
         4.10       Transaction Documents........................................................................18
         4.11       Amendments to Bylaws.........................................................................18
         4.12       Stockholder Approval.........................................................................18
         4.13       Maryland Anti-Takeover Statutes..............................................................18
         4.14       Employment Agreements........................................................................19
         4.15       RMO Fund Investment..........................................................................19
         4.16       Additional Documents.........................................................................19

SECTION 5.          CONDITIONS PRECEDENT TO THE COMPANY'S
                    OBLIGATIONS..................................................................................19
         5.1        Representations and Warranties...............................................................19
         5.2        Performance..................................................................................19
         5.3        No Proceeding or Litigation..................................................................19
         5.4        ASE Listing..................................................................................19
         5.5        Standstill Agreement.........................................................................19
         5.6        Stockholder Approval.........................................................................19
         5.7        Fairness Opinion.............................................................................20
         5.8        Employment Agreements........................................................................20
         5.9        Contribution Closing.........................................................................20
         5.10       Additional Documents.........................................................................20


                                      -ii-

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SECTION 6.          COVENANTS OF THE COMPANY AND THE PURCHASER PRIOR
                    TO CLOSING...................................................................................20
         6.1        Payment of Expenses..........................................................................20
         6.2        Operation of Business in Ordinary Course.....................................................20
         6.3        Stockholders' Meeting........................................................................21
         6.4        Access to Information........................................................................21
         6.5        Notification of Certain Matters..............................................................22
         6.6        Conditions Precedent.........................................................................22

SECTION 7.          COVENANTS OF THE COMPANY AFTER CLOSING.......................................................22
         7.1        Rule 144.....................................................................................22
         7.2        Delivery of Financial Statements.............................................................23
         7.3        Reservation of Shares........................................................................23
         7.4        Compliance with Laws.........................................................................23
         7.5        Waivers, Consents, Etc.......................................................................23
         7.6        Press Releases...............................................................................23
         7.7        Amendment to the Company's Declaration of Trust..............................................23

SECTION 8.          COMPLIANCE WITH 1933 ACT; RESTRICTIONS ON
                    TRANSFERABILITY OF SHARES, WARRANT AND CONVERSION
                    .............................................................................................24
         8.1        Compliance with 1933 Act.....................................................................24
         8.2        Restrictive Legend...........................................................................24
         8.3        Restrictions on Transferability..............................................................24
         8.4        Termination of Restrictions on Transferability...............................................24

SECTION 9.          SURVIVAL OF REPRESENTATIONS, WARRANTIES AND
                    AGREEMENTS...................................................................................25

SECTION 10.         MISCELLANEOUS................................................................................25
         10.1       Owner of Shares, Warrant and Conversion Shares...............................................25
         10.2       Successors...................................................................................25
         10.3       Broker or Finder.............................................................................25
         10.4       Governing Law................................................................................26
         10.5       Notice.......................................................................................26
         10.6       Full Agreement...............................................................................26
         10.7       Headings.....................................................................................26
         10.8       Amendment....................................................................................27
         10.9       Survival of Representations and Warranties...................................................27
         10.10      Settlement of Disputes.......................................................................27
         10.11      Counterparts.................................................................................28
         10.12      Termination..................................................................................28
         10.13      Effect of Termination........................................................................28
         10.14      Non-Recourse.................................................................................29

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SCHEDULE OF EXHIBITS

         Exhibit A -- Form of Warrant
         Exhibit B -- Disclosure Letter
         Exhibit C -- Registration Rights Agreement
         Exhibit D -- Form of Opinion of Counsel to the Company
         Exhibit E -- Amendment to the Company's By-Laws
         Exhibit F -- Form of Employment Agreements
         Exhibit G -- Form of Standstill Agreement


                                      -iv-

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                  SHARE AND WARRANT PURCHASE AGREEMENT (this "Agreement") made as of this 31st day of July, 1996 between BRANDYWINE REALTY TRUST, a Maryland real estate investment trust (the "Company"), and SAFEGUARD SCIENTIFICS, INC., a Pennsylvania corporation (the "Purchaser").


                                   BACKGROUND

                  The Company desires to issue and sell to the Purchaser, and the Purchaser desires to purchase, 775,000 of the Company's authorized but unissued Common Shares (as defined in Section 1.1) and a Warrant (as defined in Section 1.1) to purchase up to 775,000 Common Shares, subject to adjustment, on the terms and conditions set forth herein.

                  Intending to be legally bound hereby, the parties hereto agree as follows:

         SECTION 1. SALE AND PURCHASE OF COMMON SHARES AND WARRANT;
                    CLOSING

                  1.1 Authorization of Common Shares and Warrants. The Company shall authorize the issuance of 775,000 of its authorized but unissued common shares of beneficial interest (the "Common Shares") and a warrant, having the terms and provisions provided herein and in the form of warrant attached hereto as Exhibit A, to purchase up to 775,000 Common Shares at a purchase price of $6.50 per share, subject to adjustment as provided therein (the "Warrant"). The term "Shares" as used herein means the 775,000 Common Shares issuable to the Purchaser hereunder, and the term "Conversion Shares" as used herein means the Common Shares issuable upon exercise of the Warrant.

                  1.2 Sale and Purchase.

                           (a) Subject to the terms and conditions herein set
forth, on the Closing Date (as defined in Section 1.3), the Company shall sell, issue and deliver to the Purchaser, or to a wholly-owned subsidiary of the Purchaser, as may be designated by the Purchaser, the Shares and Warrant, and, in exchange therefor, the Purchaser shall, or shall cause a wholly-owned subsidiary of the Purchaser to (i) sell, transfer and deliver to the Company, or to a wholly-owned qualified real estate investment trust subsidiary of the Company, all of the right, title and interest of the Purchaser, or such wholly-owned subsidiary, in and to (A) all of its Class B limited partnership interests (the "Subpartnership Interests") in Witmer Operating Partnership I, L.P., a Delaware limited partnership (the "Subpartnership"), (B) the general partnership interest in the Subpartnership (the "BRT Witmer General Partnership Interest") owned by BRT Witmer, Inc., a Pennsylvania corporation and the sole general partner of the Subpartnership ("BRT Witmer"), which general partnership interest constitutes all of the outstanding general partnership interests of the Subpartnership of BRT Witmer, and (C) all of the limited partnership interests in the various title holding partnerships of which Witmer Operating Partnership serves as general partner owned by BRT Witmer (the "BRT Witmer Title Holding Limited Partnership Interests"), and (ii) pay to the Company Four Hundred Twenty Six Thousand Two Hundred Fifty Dollars ($426,250) in cash (collectively, the "Purchase Price").

                           (b) The Subpartnership Interests, BRT Witmer General
Partnership Interest and BRT Witmer Title Holding Limited Partnership Interests shall be collectively valued at $3,937,000, therefore the total Purchase Price shall equal $4,363,250. The Company and the Purchaser shall allocate $4,262,500 of the Purchase Price to the Shares (representing a per share price of $5.50) and the remaining $100,750 to the Warrant.

                           (c) The Purchaser and the Company shall prepare and
file their respective federal income tax returns in a manner which is consistent with the allocation of the Purchase Price to the Shares and the Warrant as provided in clause (b) above and consistent with the treatment on the federal income tax return of each other party of matters related to such allocation.

                  1.3 Closing.

                           (a) The closing of the issuance and sale of the
Shares and Warrant to the Purchaser hereunder shall take place as promptly as practicable after satisfaction or, if permissible, waiver of the conditions set forth in Sections 4 and 5, at 10:00 A.M. at the offices of Drinker Biddle & Reath, Philadelphia National Bank Building, 1345 Chestnut Street, Philadelphia, PA 19107, unless another date, time or place is agreed to in writing by the parties hereto. As used herein "Closing" shall mean the closing of the issuance and sale of the Shares and Warrant to the Purchaser hereunder and the "Closing Date" shall mean the date on which such Closing takes place.

                           (b) Subject to the terms and conditions herein set
forth, at the Closing, the Company shall deliver to the Purchaser, or to a wholly-owned subsidiary of the Purchaser, as may be designated by the Purchaser, the Warrant and certificates for the Shares duly executed by the Company and registered in the Purchaser's name or the name of its nominee and, in exchange for the delivery of the Shares and Warrant, the Purchaser shall deliver to the Company (i) the cash portion of the Purchase Price by wire transfer of immediately available funds to an account designated by the Company, and (ii) executed stock powers and any other appropriate documents of assignment as may be reasonably requested by the Company to evidence the transfer and assignment of the BRT Witmer General Partnership Interest, BRT Witmer Title Holding Limited Partnership Interests and Subpartnership Interests to the Company.

         SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  Other than as set forth on the disclosure letter from the Company to the Purchaser of even date herewith attached hereto as Exhibit B (the "Disclosure Letter") or as described in the Proxy Statement (as defined in
Section 2.31), the Company represents and warrants to the Purchaser as follows:

                  2.1 Organization and Good Standing. The Company is a real estate investment trust duly formed, validly existing and in good standing under the laws of the State of Maryland and has all requisite power and trust authority, and all necessary licenses and permits, to own and lease its properties and assets and to conduct its business as now conducted. Each Subsidiary (as defined in Section 2.9) is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority, and all necessary licenses and permits, to own and lease its properties and assets and to conduct its business as now conducted. The Company and its Subsidiaries are each qualified to do business and are in good standing in all states where the conduct of their respective businesses or their ownership or leasing of property requires such qualification.

                  2.2 Authorization. The Company has all requisite power and trust authority to execute and deliver this Agreement and each Transaction Document (as defined in Section 4.11) required to be executed and delivered by it prior to or at the Closing and, subject to the approval of its stockholders as provided under Section 4.13, to carry out the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and each Transaction Document to which it is a party have been duly authorized by all requisite corporate action, except for the approval of the Company's stockholders. This Agreement has been duly executed and delivered by the Company and, subject to obtaining stockholder approval, constitutes (and, when executed and delivered as contemplated herein each such Transaction Document will constitute) the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, moratorium, reorganization and other similar laws relating to or affecting the enforcement of creditors' rights generally, and except that the availability of specific performance, injunctive relief or other equitable remedies is subject to the discretion of the court before which any such proceeding may be brought.

                  2.3 No Conflict with Law or Documents. The execution, delivery and performance by the Company of this Agreement and each Transaction Document to which it is a party will not violate any provision of law, any rule or regulation of any governmental authority, or any judgment, decree or order of any court binding on the Company, and will not conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties, assets or outstanding stock of the Company under its Declaration of Trust or Bylaws, or any indenture, mortgage, lease, agreement or other instrument to which the Company is a party or by which it or any of its properties is bound.

                  2.4 Capital Stock of Company. The authorized capital stock of the Company consists of: (a) 15,000,000 Common Shares, 1,916,149 shares of which are presently issued and outstanding, and (b) 5,000,000 undesignated preferred shares, par value $.01 per share, none of which are presently issued and outstanding. All issued and outstanding Common Shares have been duly and validly issued and are fully paid and nonassessable. Except as otherwise set forth in the SEC Reports (as defined in Section 2.10) and the Disclosure Letter, there are no outstanding subscriptions, warrants, options or other rights or commitments of any character to subscribe for or purchase from the Company, or obligating the Company to issue, any shares of capital stock of the Company or any securities convertible into or exchangeable for such shares, and there are no Common Shares reserved for issuance. The number of Common Shares issuable upon the exercise, conversion or exchange of those securities described in the SEC Reports and the Disclosure Letter, is not subject to adjustment by reason of the issuance and sale of the Shares and Warrant hereunder, or the Conversion Shares upon exercise of the Warrant. Except as otherwise set forth in the SEC Reports and the Disclosure Letter, there are no preemptive or similar rights to purchase or otherwise acquire shares of capital stock of the Company pursuant to any provision of law or the Declaration of Trust or Bylaws of the Company or by agreement or otherwise.

                  2.5 Reservation of Shares. The requisite number of duly authorized and unissued Common Shares of the Company have been duly authorized and reserved for issuance upon exercise of the Warrant, and no further trust action is required for the valid issuance of Common Shares upon exercise of the Warrant. The Conversion Shares will, at the time of the Closing and thereafter, not be subject to preemptive or similar rights of any person or entity, and when issued against payment therefor in accordance with the terms of the Warrant, will be duly and validly issued, fully paid and nonassessable.

                  2.6 Consents and Approvals. No permit, consent, approval or authorization of, or declaration to or filing with, any federal, state, local or foreign governmental or regulatory authority or other person or entity, not made or obtained, is required in connection with the execution or delivery of this Agreement or any Transaction Document by the Company, the offer, issuance, sale or delivery of the Shares, Warrant or Conversion Shares, or the carrying out by the Company of the other transactions contemplated hereby, other than (a) the approval of the Company's stockholders, (b) the filing with, and approval of, the American Stock Exchange, Inc. ("ASE") with respect to the listing of the Shares and the Conversion Shares, and (c) filings under federal and applicable state securities laws. The issuance and sale by the Company of the Shares, Warrant and Conversion Shares as contemplated hereby will not require compliance with the notification or other requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder. Prior to Closing, the Board of Trustees of the Company shall have taken all action necessary so that the transactions contemplated by this Agreement including, without limitation, the issuance of the Shares, Warrant and Conversion Shares, shall be exempt from the operation of ss.3-601 et seq. (the "business combination" statute) and ss.3-701 et seq. (the "control share acquisition" statute) of the Maryland General Corporation Law (collectively, the "Maryland Anti-Takeover Statutes").

                  2.7 Private Offering. Assuming the accuracy of the Purchaser's representations and warranties contained in Section 3, the offer, issuance and delivery to the Purchaser pursuant to the terms of this Agreement of the Shares and Warrant and, assuming compliance by the Purchaser with the terms of this Agreement and applicable law, the Conversion Shares, are exempt from registration under the Securities Act of 1933, as amended

(the "1933 Act"). Based on the representations of the Purchaser contained in
Section 3, it is not necessary, under the circumstances contemplated by this Agreement, to register the Shares, Warrant or Conversion Shares under the 1933 Act or the Pennsylvania Securities Act of 1972.

                  2.8 Declaration of Trust and Bylaws. The Company has filed as exhibits to the SEC Reports its Declaration of Trust and Bylaws, each as amended to date, true and correct copies of which have been delivered to the Purchaser.

                  2.9 Subsidiaries. The SEC Reports disclose the name of each entity in which the Company owns a majority interest, other than such entities that neither own any assets nor have ever conducted any business (collectively, the "Subsidiaries"). The SEC Reports also describe (a) each Subsidiary's jurisdiction of organization and the percentage of its equity interests owned by the Company and (b) the name of each of the Company's corporate or joint venture affiliates (other than Subsidiaries) and the nature of the affiliation. Except as described in the SEC Reports, the Company has good and marketable title to all of the interests it purports to own of each Subsidiary, free and clear in each case of any mortgage, lien, security interest, charge or other encumbrance, and all such interests have been duly issued and are fully paid and nonassessable. Except as set forth in the SEC Reports, the Disclosure Letter or
Section 2.4, there are no outstanding warrants, options or other rights or commitments of any character to subscribe for or purchase from the Company or a Subsidiary, or obligating such Subsidiary to issue, any additional equity interests or any securities convertible into or exchangeable for such equity interests.

                  2.10 SEC Reports. Since January 1, 1994, the Company and its Subsidiaries have timely filed all forms, reports, schedules, statements and other documents required to be filed with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") or the 1933 Act, including without limitation, (a) all Annual Reports on Form 10-K, (b) all Quarterly Reports on Form 10-Q, (c) all reports on Form 8-K, (d) all proxy statements relating to meetings of stockholders (whether annual or special) and (e) all information incorporated by reference into any of the foregoing (collectively, as amended to date, referred to herein as the "SEC Reports"). The SEC Reports were prepared in all material respects in accordance with and complied in all material respects with the requirements of applicable law, including the Exchange Act and the 1933 Act and the applicable rules and regulations of the SEC thereunder, and the SEC Reports did not at the time they were filed and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company has not filed any registration statements with the SEC at any time within the last three years. The Company has delivered to the Purchaser prior to the date hereof true and correct copies of all SEC Reports and any other reports and documents filed with the SEC since January 1, 1994.

                  2.11 Litigation. The SEC Reports and the Disclosure Letter list all material pending or, to the Company's knowledge, threatened litigation involving the Company and its Subsidiaries. Except as so disclosed, there is no pending or, to the knowledge of the Company, threatened suit, action or litigation, or administrative, arbitration or other proceeding or governmental inquiry or investigation questioning the validity of this Agreement or the transactions contemplated hereby, or affecting in any material adverse respect the Company or any Subsidiary or the business, properties, assets, operations, prospects or condition (financial or otherwise) of the Company or any Subsidiary, nor is there, to the knowledge of the Company, any basis for any such suit, action, litigation, proceeding, inquiry or investigation.

                  2.12 Compliance with Laws. The Company and each Subsidiary is in compliance in all material respects with all laws, ordinances, rules and regulations of governmental authorities (including, without limitation, the Americans with Disabilities Act of 1990) and requirements of insurance bodies applicable to ownership, leasing, use and operation of its or their properties and has obtained and fully paid for all material licenses, permits, certificates, entitlements, grants of right and any other items and documents required by applicable law to be obtained by the Company or its Subsidiaries for the completion, ownership, leasing, use and occupancy of its or their properties, except where the failure to so comply or obtain would not have a material adverse effect on the Company or its Subsidiaries. Such licenses, permits, certificates, entitlements, grants of right and other items and documents are in full force and effect. Neither the Company nor any of its Subsidiaries have taken any action that would (or failed to take any action, the omission of which would) result in the revocation or suspension of such licenses, permits, certificates, entitlements, grants of right and other items and documents, and neither the Company nor any of its Subsidiaries have received any notice of any material violation from any federal, state or municipal entity or notice of an intent by any such governmental entity to revoke any material certificate of occupancy or other certificate, license, permit, entitlement or grant of right issued by it in connection with the ownership, use and occupancy of any of its or their properties, that in each case has not been cured or otherwise resolved to the satisfaction of such governmental entity.

                  2.13 Financial Statements.

                           (a) Each of the consolidated financial statements
(including, in each case, any related notes thereto) contained in the SEC Reports (i) have been prepared in all material respects in accordance with the published rules and regulations of the SEC and generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except in the case of the unaudited financial statements, as permitted by Form 10-Q of the SEC), (ii) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and (iii) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated (subject, in the case of unaudited consolidated financial statements for interim periods, to year-end adjustments consisting only of normal recurring accruals), except that any pro forma financial statements contained in such consolidated financial statements are not necessarily indicative of the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated. Since December 31, 1995, the Company has not made any material change in the accounting practices or policies applied in the preparation of its financial statements.

                           (b) Since March 31, 1996 (the "Balance Sheet Date")
there has been no material adverse change in the business, properties, assets, operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole.

                           (c) The consolidated balance sheet of the Company and
its Subsidiaries at the Balance Sheet Date (the "Balance Sheet") reflects all liabilities and obligations of the Company and of each Subsidiary, whether accrued, contingent or otherwise as of the date thereof, that are of a nature required to be set forth as a liability on a consolidated balance sheet under GAAP. Except as set forth in the SEC Reports and the Disclosure Letter, neither the Company nor any of its Subsidiaries have any liabilities or obligations of any nature (whether or not of the nature required to be reflected on the balance sheet prepared in accordance with GAAP) that are not reflected on the Balance Sheet, except for current liabilities (within the meaning of GAAP) which have been incurred since the date thereof in the ordinary course of business consistent in nature and amount with past practice, and which are neither material in amount nor inconsistent with any of the representations and warranties contained herein. The Balance Sheet reflects reserves or other appropriate provisions at least equal to reasonably anticipated liabilities, losses and expenses of the Company and its Subsidiaries as of the date thereof which are required to be disclosed by GAAP.

                           (d) At the time of the issuance and sale of the
Shares and Warrant to the Purchaser hereunder, neither the Company nor any of its Subsidiaries will have any liabilities or obligations, whether absolute, accrued, contingent, or otherwise, other than (i) current liabilities reflected on the Balance Sheet not paid since the Balance Sheet Date, (ii) current liabilities incurred after the Balance Sheet Date in the ordinary course of business or in connection with the transactions contemplated hereby or by the Contribution Agreement (as defined in Section 4.11) and (iii) the other indebtedness of the Company or of its Subsidiaries described in the Disclosure Letter and SEC Reports.

                  2.14 Real Property.

                           (a) The SEC Reports describe all real properties
owned by the Company and each Subsidiary. To the Company's knowledge, the Company and each Subsidiary has good, valid and marketable title to all such real and personal properties and assets reflected therein as being owned by the Company or such Subsidiary, except for properties and assets sold or otherwise disposed of in the ordinary course of business since the Balance Sheet Date or that are not material to its or their business, subject to no liens, mortgages, security interests, pledges, encumbrances, or charges of any kind except: (i) liens for taxes or assessments or other government charges or levies not yet due and payable, (ii) liens imposed by law, such as mechanic's, materialmen's, warehousemen's and carrier's liens, and other similar liens, securing obligations incurred in the ordinary course of business which are not past due for more than 30 days, (iii) liens under workmen's compensation, unemployment insurance, social security or similar legislation, and (iv) the liens securing other indebtedness of the Company or its Subsidiaries described in the SEC Reports and the Disclosure Letter (the "Permitted Liens").

                           (b) No eminent domain, condemnation, incorporation,
annexation or moratorium or similar proceeding has been commenced or, to the best of the Company's knowledge, threatened by an authority having the power of eminent domain to condemn any part of the properties owned by the Company and its Subsidiaries. To the best of the Company's knowledge, there are no pending or threatened governmental rules, regulations, plans, studies or efforts, or court orders or decisions, which do or could adversely affect the use or value of such properties for their present use.

                           (c) The improvements at all properties owned by the
Company and its Subsidiaries are in good condition and repair, ordinary wear and tear excepted, and have not suffered any casualty or other material damage which has not been repaired in all material respects. To the best of the Company's knowledge, there is no material latent or patent structural, mechanical or other significant defect, soil condition or deficiency in the improvements included in such properties.

                           (d) Each of the properties owned by the Company and
its Subsidiaries has been fully assessed and is not subject to abatement. To the best of the Company's knowledge, there are no proposed reassessments of any of such properties by any taxing authority and there are no threatened or pending special assessments or other actions or proceedings (other than county-wide reassessments and/or the usual increases in millage rates that may be under consideration by the taxing authorities in the jurisdictions where such properties are located) that could give rise to an increase in real property taxes or assessments against any of such properties.

                           (e) There are no "Significant Agreements" relating to
the properties owned by the Company and its Subsidiaries, or their operations, other than as set forth in the Disclosure Letter or SEC Reports. For purposes hereof, "Significant Agreement" means and includes any of the following by which any of such properties may otherwise be subject or bound, in each such case as amended and currently in effect, inclusive of any waivers relating thereto:

                                    (i) all agreements, instruments and
documents (excluding tenant leases referred to in section 2.15 and easements included in the Permitted Exceptions) evidencing, securing or pertaining to contractual obligations that (A) are not cancelable upon 60 days notice or less and (B) have payments or receipts, as applicable, in excess of fifteen thousand dollars ($15,000) per year or twenty-five thousand dollars ($25,000) over its life; and

                                    (ii) all mortgages and ground leases.

                  2.15 Tenant Leases.

                           (a) The Disclosure Letter lists each of the leases
currently in effect with respect to the properties owned by the Company and its Subsidiaries as the same have been amended or modified to date (the "Leases"). The Leases are in full force and effect and, except as set forth in the Disclosure Letter, (i) no material uncured Event of Default (as defined in any such Lease), has occurred and is continuing under any such Lease, no tenant has asserted a defense to, offset or claim against its rent or the performance of its obligations under its Lease and no tenant has asserted a default on the part of the landlord which would give it the right to terminate its Lease and (ii) there are no rights of first refusal on, or options to purchase, any of such leased properties in favor of any tenant, and no proposed modifications to any Lease that would reduce (A) the space leased to any tenant, (B) the amount of any tenant's rent or (C) the term of any Lease.

                           (b) Except for (i) security deposits or (ii) the
first full month's rent, whether or not the term of a Lease has commenced, no prepayments of rent more than thirty (30) days in advance have been made under the Leases. No rent or security deposits under the Leases have been assigned or encumbered, except as security for the mortgages noted in the Disclosure Letter or the SEC Reports, and there are no agreements or understandings, written or oral, with any of the tenants other than as set forth in the Leases or otherwise set forth in the Disclosure Letter or SEC Reports. All brokerage commissions and other compensation and fees payable by reason of the Leases have been paid in full, except as set forth in the Disclosure Letter or SEC Reports.

                  2.16 Dividends and Other Distributions. Since the Balance Sheet Date, except for the Company's regular quarterly cash dividend not in excess of its cash dividend for the preceding quarter, neither the Company nor any Subsidiary has declared, set aside, or made any payment of a dividend or made any other distribution in respect of the Company's capital stock, repurchased or redeemed any of the Company's capital stock, or except as disclosed in the SEC Reports made any other payments to any holder of 5% or more of the Company's outstanding Common Stock other than salary paid to such stockholder for bona fide services to the Company or a Subsidiary as an officer or employee or reimbursement of reasonable expenses incurred in the ordinary course of business.

                  2.17 Tax Matters. The Company qualifies for federal income tax purposes as a real estate investment trust under Sections 856-860 of the Internal Revenue Code of 1986, as amended (the "Code"). The Company and each Subsidiary has filed all U.S. Federal, state, local, foreign and other tax returns which were required to be filed on or before the date hereof and has paid all taxes which have become due and payable. All such reports and returns (copies of which have been delivered to the Purchaser) were materially accurate and complete when filed and reflect all taxes required to be paid by the Company and its Subsidiaries for the periods reported therein. The provision for taxes made on the Balance Sheet at the Balance Sheet Date was sufficient for the payment of all accrued and unpaid taxes of the Company and its Subsidiaries with respect to the periods then ended. No additional material assessments, deficiencies or penalties in respect of taxes have been made or claimed in writing against the Company or any Subsidiary which remain unpaid. No tax returns or reports of the Company or any Subsidiary are or ever have been under audit.

                  2.18 Agreements Affecting the Company's Capital Stock. Except as disclosed in the SEC Reports or the Disclosure Letter, there are no agreements, written or oral, between the Company and any holder of its capital stock or, to the knowledge of the Company, among any holders of its capital stock, relating to the acquisition, disposition or voting of the capital stock of the Company. Except as disclosed in the SEC Reports or the Disclosure Letter, and except for the provisions of the Registration Rights Agreement attached as Exhibit C hereto there are no agreements, either written or oral, which obligate the Company to effect the registration of any of its securities under the 1933 Act.

                  2.19 Insurance. The Disclosure Letter lists all insurance policies carried by the Company or any Subsidiary relating to its or their real property and assets. All such policies are in full force and effect and all premiums thereunder have been paid to the extent due, and no notice of cancellation has been received with respect thereto and, to the best knowledge of Company, no cancellation is threatened.

                  2.20 Employee Benefit Plans.

                       The Disclosure Letter contains a complete and correct list of all employee benefit plans and employee pension benefit plans currently maintained for the benefit of any employees of the Company or any Subsidiary by the Company or any ERISA Affiliate (as defined below) or to which the Company or any ERISA Affiliate currently contributes or is currently obligated to make payments with respect to any employees of the Company or any Subsidiary. "ERISA Affiliate" shall refer to any trade or business, whether or not incorporated, under common control with the Company within the meaning of Section 414(b), (c),
(m) or (o) of the Code.

                              (a) "IRS" shall refer to the Internal Revenue
Service.

                              (b) "Multiemployer Plan" shall have the meaning
ascribed to such term by Section 4001(a)(3) of ERISA.

                              (c) "PBGC" shall refer to the Pension Benefit
Guaranty Corporation.

                  2.21 Contracts and Agreements.

                           (a) The Company has filed as exhibits to its SEC
Reports all of the contracts and agreements required to be so filed by the 1933 Act, the Exchange Act and the rules and regulations of the SEC. True and correct copies of all such agreements have been provided to the Purchaser prior to the date hereof. Other than the contracts and agreements described in the SEC Reports and the Disclosure Letter, neither the Company nor any Subsidiary is a party to any contract or agreement which is material to the business, properties, assets, prospects, operations or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole.

                           (b) Except as disclosed in the SEC Reports or the
Disclosure Letter, neither the Company nor any Subsidiary is (i) in default under any agreement, contract or instrument to which it is a party or by which it is bound, which default is reasonably likely to have a material adverse effect on the business, properties, assets, prospects, operations or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole,
(ii) in violation of its Declaration of Trust or Bylaws (or other organizational documents), each as amended to date, or (iii) in default with respect to any order, writ, injunction or decree of any court or governmental agency binding on it, and no event has occurred which with notice or lapse of time, or both, would create any default or violation described in clauses (i) through (iii).

                  2.22 Absence of Certain Developments. Except as described in the SEC Reports or the Disclosure Letter, and except for the Employment Agreement between the Company and Gerard H. Sweeney on substantially the same terms as the form of Employment Agreement attached hereto as Exhibit F to be executed by Anthony A. Nichols, since the Balance Sheet Date, neither the Company nor any Subsidiary has (a) mortgaged, pledged or subjected to lien, charge or any other encumbrance any of its assets, tangible or intangible, except Permitted Liens, (b) sold, assigned or transferred any of its tangible assets or cancelled any debts or obligations except in the ordinary course of business, (c) suffered any extraordinary losses, or waived any rights of substantial value (whether or not in the ordinary course of business), (d) made any changes in officer compensation, (e) entered into any material transaction other than in the ordinary course of business, (f) made any change in any of its material contracts, its Declaration of Trust or Bylaws (or other organizational documents), or in any arrangements or agreements of any nature relating to its officers and directors, or (g) sold any equity interests other than as described in the Proxy Statement.

                  2.23 Contracts with Insiders. Except as set forth in the SEC Reports or the Disclosure Letter, no officer or director of the Company, or, to the Company's knowledge, holder of more than 5% of the Company's outstanding Common Stock, is a party to any contract, agreement, or arrangement providing for the Company's or a Subsidiary's employment of, furnishing of services to the Company or a Subsidiary by, the rental of real or personal property by the Company or a Subsidiary from, or otherwise requiring payments by the Company or a Subsidiary to, any such person or entity, or, to the Company's knowledge, any member of such person's family, or any corporation, partnership or other entity in which such person or entity, or, to the Company's knowledge, any member of such person's family, has an interest or of which such person, or, to the Company's knowledge, any member of such person's family, is an officer, director, trustee, or beneficiary.

                  2.24 Use of Proceeds. The Company shall contribute $1,000 in cash and all of the Subpartnership Interests acquired by it hereunder to the capital of Brandywine Operating

Partnership, L.P., a Delaware limited partnership (the "Partnership") formed by the Company, the Purchaser and The Nichols Company ("TNC"), in exchange for all of the general partnership interests in the Partnership and all of the Class B units of limited partnership interests in the Partnership. The BRT Witmer General Partnership Interest shall at all times be held by a qualified real estate investment trust subsidiary of the Company. The remaining $426,250 of the Purchase Price will be used for payment of the Company's costs and expenses incurred in completing the transactions and for payment of certain expenses of the Partnership, as described in Section 6.1, and for working capital.

                  2.25 Environmental Matters. Neither the Company nor its Subsidiaries have (a) caused any substance or waste that is listed or defined as hazardous or toxic under applicable environmental laws or petroleum products (collectively, "Hazardous Materials") to be improperly maintained or disposed of on, under or at any of its or their properties, or any part thereof, in a manner which violates, or could give rise to liability under, applicable environmental laws, or (b) failed to remediate, alter, mitigate or abate any condition required to be remediated, altered, mitigated or abated under such environmental laws, to the extent the Company and its subsidiaries have been notified of the existence of a condition required to be remediated, altered, mitigated or abated. Except as set forth in the environmental site assessments provided by the Company to the Purchaser or disclosed in the SEC Reports: (i) to the Company's knowledge, each of its properties, and the properties of its Subsidiaries, is in compliance, and has heretofore complied, with all environmental laws in all material respects, (ii) to the Company's knowledge, there has been no discharge of Hazardous Materials by any tenant of any property of the Company or its subsidiaries in quantities requiring response, remediation or removal, and (iii) the Company has not received any written notice from any governmental unit or other person or entity that it or its Subsidiaries, or any of its or their properties or operations conducted thereon, are not or have not been in compliance with all environmental laws.

                  2.26 Certain Agreements. The SEC Reports and the Disclosure Letter list all employment and severance agreements that the Company and each Subsidiary has entered into with its officers and employees. Except as described in the SEC Reports and Disclosure Letter, the issuance and sale of the Shares and Warrant to the Purchaser hereunder, the issuance of the Common Shares issuable upon the exercise of the Warrant, and the completion of the other transactions provided for herein will not give any employee the right to terminate his or her employment and receive severance or other payments from the Company or any Subsidiary, or result in the acceleration of vesting of any outstanding option issued by the Company.

                  2.27 Books and Records. The books and records of the Company and its Subsidiaries accurately and fairly reflect their respective income, expenses, assets and liabilities, and the Company and its Subsidiaries maintain internal accounting controls which provide reasonable assurance that: (a) transactions are executed in accordance with management's authorization; (b) transactions are recorded as necessary to permit preparation of reliable financial statements and to maintain accountability for earnings and assets; (c) access to assets is permitted only in accordance with management's authorization; (d) the recorded accountability of all assets is compared with existing assets at reasonable intervals; and (e) all intercompany transactions, charges and expenses among or between the Company, any Subsidiary, or any other affiliate of the Company are accurately reflected in all financial statements.

                  2.28 Certain Payments. Neither the Company nor any of its Subsidiaries, nor any director, officer, agent or employee of any such entity, or to the Company's knowledge, any other person or entity associated with or acting for or on behalf of the Company or any of its Subsidiaries has directly or indirectly (a) made any unlawful contributions, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any person or entity, private or public, regardless of form, whether in money, property or services, (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, or (iii) to obtain special concessions or special concessions already obtained, for or in respect of the Company or any of its Subsidiaries, or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company and its Subsidiaries, or (c) taken any other action in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended.

                  2.29 Labor Agreements and Actions. Neither the Company nor any Subsidiary is bound by or subject to, any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the knowledge of the Company, has sought to represent any of the employees, representatives or agents of the Company or any Subsidiary. There is no strike or other labor dispute involving the Company or any Subsidiary pending, or to the knowledge of the Company threatened, nor is the Company aware of any labor organization activity involving any of the employees of the Company or any Subsidiary. The Company is not aware that any officer or key employee, or that any group of key employees, intends to terminate his, her or their employment with the Company or any Subsidiary, nor does the Company or any Subsidiary have a present intention to terminate the employment of any of the foregoing. Except as described in the SEC Reports or the Disclosure Letter, the employment of each employee of the Company or any Subsidiary is terminable at the will of the applicable employer without further liability of such employer to such employee except for the payment of such employee's normal salary accrued but not paid through the date of such termination.

                  2.30 Entire Business; Etc. Except as set forth in the SEC Reports or the Disclosure Letter, all of the assets (including the Company's and its Subsidiaries' interests under franchises, licenses, leases and permits) necessary for the conduct of the business of the Company and its Subsidiaries as presently conducted are held exclusively by the Company or a Subsidiary.

                  2.31 Proxy Statement. Any proxy or similar materials distributed to the Company's stockholders in connection with the transactions contemplated by this Agreement and the Transaction Documents, including any amendments or supplements thereto (the "Proxy Statement"), will comply at all times in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, as applicable, except that no representation is made by the Company with respect to information supplied in writing by the Purchaser or by TNC specifically for inclusion in the Proxy Statement ("Purchaser Information") and, at the date sent or given to the Company's stockholders and at the time of the meeting of the Company's stockholders to be held in connection with this Agreement, except for Purchaser Information, the Proxy Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  2.32 Information. Neither this Agreement nor any document delivered to the Purchaser pursuant hereto, including the SEC Reports (except to the extent modified by the Disclosure Letter), as of the date hereof contains an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. There is no fact, development or threatened development known to the Company which could reasonably be expected to materially adversely effect the business, assets, properties, operations, prospects or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole which has not been set forth in this Agreement, the Disclosure Letter or the SEC Reports.

                  2.33 RMO Fund Investment. Approval of the Company's stockholders is not required in connection with the investment by the Turkey Vulture Fund XIII, Ltd. (the "RMO Fund") of $1,329,806 in the Company, via an unsecured loan to the Company, and the acquisition of 59,949 units at a per unit price of $5.63, as further described under the heading "PROPOSAL NO. 3 - RESTORATION OF VOTING RIGHTS" of the Proxy Statement (the "RMO Fund Investment").

                  2.34 Standstill Agreement. The Agreement, dated March 20, 1996, by and among the Company, the Richard M. Osborne Trust (the "RMO Trust") and Richard M. Osborne, a copy of which has been delivered to the Purchaser, has been executed and delivered by all the parties thereto and is in full force and effect.


              SECTION 3. PURCHASER'S REPRESENTATIONS AND WARRANTIES

                  The Purchaser understands that the Shares, Warrant and Conversion Shares will not be registered under the 1933 Act, on the grounds that the sales provided for in this Agreement are exempt pursuant to Section 4(2) of the 1933 Act and/or Regulation D promulgated under Section 4(2) of the 1933 Act, and that the reliance of the Company on such exemptions is predicated in part on the Purchaser's representations, warranties, covenants and acknowledgements set forth in Sections 3.1 through 3.8.

                  3.1 Pre-Existing Entity. The Purchaser represents and warrants to the Company that it was not organized for the specific purpose of purchasing the Shares and Warrant to be purchased by it hereunder.

                  3.2 Beneficial Ownership. The Purchaser represents and warrants to the Company that, as of the date hereof and prior to the purchase of the Shares and Warrant as contemplated hereunder, (a) it is not the "beneficial owner" of any securities of the Company, as such term is defined in Rule 13d-3 promulgated under the Exchange Act, and (b) it is not a member of a group which has acquired beneficial ownership of securities of the Company for purposes of Sections 13(d) and 13(g) of the Exchange Act.

                  3.3 Principal Place of Business. The Purchaser represents and warrants to the Company that the address of its principal place of business or residence is as set forth in Section 10.5 herein.

                  3.4 Purchase Without View to Distribute. The Purchaser represents and warrants to the Company that the Shares and Warrant to be purchased by it are being, and any Conversion Shares acquired upon exercise of the Warrant will be, acquired by the Purchaser for its own account, not as a nominee or agent, and not with a view to resale or distribution within the meaning of the 1933 Act, and the rules and regulations thereunder, and the Purchaser will not distribute the Shares, Warrant or Conversion Shares in violation of the 1933 Act.

                  3.5 Restrictions on Transfer. The Purchaser (a) acknowledges that the Shares, Warrant and Conversion Shares are not registered under the 1933 Act or under any state securities laws and that the Shares, Warrant and Conversion Shares (if any) to be acquired by it must be held indefinitely by it unless they are subsequently registered under the 1933 Act and under any applicable state securities laws or an exemption from registration is available,
(b) is aware that any routine sales pursuant to Rule 144 promulgated under the 1933 Act of the Shares, Warrant and Conversion Shares may be made only in limited amounts and in accordance with the terms and conditions of that Rule and that in such cases where the Rule is not applicable, compliance with some other registration exemption will be required, (c) is aware that Rule 144 is not presently available for use by the Purchaser for resale of the Shares, Warrant and Conversion Shares and (d) is aware that, except as provided in the Registration Rights Agreement attached as Exhibit C hereto, the Company is not obligated to register under the 1933 Act any sale, transfer or other disposition of the Shares or Conversion Shares.

                  3.6 Access to Information. The Purchaser confirms that the Company has made available to it the opportunity to ask questions of and receive answers from the Company's officers and trustees concerning the terms and conditions of this transaction and the business and financial condition of the Company and its Subsidiaries, and to acquire, and the Purchaser has received to its satisfaction, such additional information, in addition to that set forth herein, about the business and financial condition of the Company and its Subsidiaries and the terms and conditions of this transaction as it has requested.

                  3.7 Additional Representations of the Purchaser. The Purchaser represents that (a) it is an "accredited investor" as such term is defined in Rule 501 promulgated under the 1933 Act, and an "institutional investor" within the meaning of Section 203(c) of the Pennsylvania Securities Act of 1972 and the regulations promulgated thereunder, (b) its financial situation is such that it can afford to bear the economic risk of holding the Shares, Warrant and Conversion Shares for an indefinite period of time and suffer complete loss of its investment in the Shares, Warrant and Conversion Shares, (c) its knowledge and experience in financial and business matters are such that it is capable of evaluating the merits and risks of its purchase of the Shares, Warrant and Conversion Shares as contemplated by this Agreement and (d) the purchase of the Shares, Warrant and Conversion Shares by it has been duly and properly authorized and this Agreement has been duly executed by it or on its behalf.

                  3.8 Legends. The Purchaser understands that the certificates evidencing the Shares, Warrant and Conversion Shares shall bear the legend set forth in Section 8.2 herein.

                  3.9 Representations Concerning BRT Witmer and Subpartnership. The Purchaser hereby represents and warrants to the Company that:

                           (a) BRT Witmer is a corporation duly organized,
validly existing and in good standing under the laws of the Commonwealth of Pennsylvania;

                           (b) the Subpartnership is a limited partnership duly
organized, validly existing and in good standing under the laws of the State of Delaware;

                           (c) the Purchaser or a wholly-owned subsidiary of the
Purchaser owns all of the outstanding capital stock of BRT Witmer and the Subpartnership Interests free and clear of any lien, restriction, security interest, pledge or other charge, claim or encumbrance (collectively, the "Encumbrances"), and at the Closing the Company shall acquire good and valid title to the BRT Witmer General Partnership Interest and the Subpartnership Interests free and clear of any Encumbrance; and

                           (d) the BRT Witmer General Partnership Interest
represents all of the issued and outstanding general partnership interests in the Subpartnership, and the Subpartnership Interests represent all of the outstanding Class B limited partnership interests in the Subpartnership, and there are no outstanding subscriptions, warrants, options or other rights or commitments of any character to subscribe for or purchase from either BRT Witmer or the Subpartnership, or obligating BRT Witmer or the Subpartnership to issue, additional equity interests or any securities convertible into or exchangeable for such equity interests, except as otherwise provided by this Agreement or the Transaction Documents.

                  3.10 Proxy Statement. Each of the Purchaser and TNC represents that none of the material supplied by it in writing specifically for inclusion in the Proxy Statement will, at the date the Proxy Statement is mailed to the Company's stockholders and at the time of the meeting of the Company's stockholders to be held in connection with this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company, the Purchaser and TNC acknowledge that the material supplied by the Purchaser and TNC in writing specifically for inclusion in the Proxy Statement is included under the headings "PROPOSAL NO. 1 - THE SSI/TNC

TRANSACTION -- Description of the Properties" and "-- Principal Features of the SSI/TNC Transaction -- Mortgage Loans" of the Proxy Statement.


               SECTION 4. CONDITIONS PRECEDENT TO THE PURCHASER'S
                          OBLIGATIONS

                  The Purchaser's obligation to purchase and make payment for the Shares and Warrant subscribed for hereunder by it on the Closing Date is subject, at its option, to the satisfaction of each of the following conditions:

                  4.1 Representations and Warranties. On the Closing Date, the representations and warranties contained in Section 2 shall be true and correct in all material respects with the same effect as though made on and as of the Closing Date, and the Company shall have so certified to the Purchaser in writing.

                  4.2 Performance. All the covenants, agreements and conditions contained in this Agreement to be performed or complied with by the Company on or prior to the Closing Date shall have been performed or complied with in all material respects, and the Company shall have so certified to the Purchaser in writing.

                  4.3 Opinion of Counsel to the Company. On the Closing Date, the Purchaser shall have received an opinion from counsel for the Company, dated the Closing Date, addressed to the Purchaser in the form of Exhibit D hereto.

                  4.4 Proceedings; Certified Copies. All proceedings to be taken in connection with the transactions contemplated by this Agreement to be consummated on or prior to the Closing Date, and all documents incident thereto, shall be satisfactory in form and substance to the Purchaser. The Purchaser shall have received such certified copies or other copies of such documents as it may reasonably request.

                  4.5 No Proceeding or Litigation. No suit, action, or other proceeding seeking to restrain, prevent or change the transactions contemplated hereby or otherwise questioning the validity or legality of such transactions shall have been instituted and be pending.

                  4.6 No Material Adverse Change. There shall have been no material adverse change since the Balance Sheet Date in the business, properties, assets, operations, or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole.

                  4.7 ASE Listing. On or prior to the Closing Date, the Shares and the Conversion Shares shall have been approved for listing on the ASE.

                  4.8 Blue Sky Compliance. The Company shall have complied with all applicable requirements of federal and state securities or "blue sky" laws with respect to the issuance of the Shares and Warrant sold at the Closing.

                  4.9 Registration Rights. The Registration Rights Agreement by and among the Company, the Purchaser and TNC, in the form attached hereto as Exhibit C, shall have been executed and delivered by all the parties thereto and shall be in full force and effect.

                  4.10 Transaction Documents. The closing contemplated by the Contribution Agreement among the Company, the Purchaser, TNC and certain other persons, which agreement provides, among other things, for the contribution by the Company of the Subpartnership Interests to the Partnership in return for the issuance of all general partnership interests and Class B units of limited partnership interests in the Partnership, and the contribution by the Purchaser and TNC of certain property and other interests to the Partnership in return for the issuance of Class A units of limited partnership interests ("Class A Units") in the Partnership (the "Contribution Agreement"), shall have occurred (the "Contribution Closing"), unless waived in writing as provided therein. On the date of the Contribution Closing, the Partnership Agreement shall have been entered into by all parties holding an interest in the Partnership and shall be in full force and effect, and a certificate of limited partnership for the Partnership shall have been filed in accordance with the provisions of the Delaware Revised Uniform Limited Partnership Act, as amended. The Warrant, Registration Rights Agreement, Standstill Agreement (as defined in Section 5.4), Contribution Agreement, Partnership Agreement and each document or agreement required to be delivered at the closing hereunder and at the Contribution Closing shall be referred to herein collectively as the "Transaction Documents."

                  4.11 Amendments to Bylaws. The amendment to the Company's Bylaws, in the form of Exhibit E attached hereto, shall have been duly authorized by all requisite corporate action and shall be in full force and effect.

                  4.12 Stockholder Approval. This Agreement and the transactions contemplated hereby and by the Transaction Documents including, without limitation, (a) the approval of the transaction set forth under the heading "PROPOSAL NO. 1 - THE SSI/TNC TRANSACTION" of the Proxy Statement, and (b) the election to the Board of Trustees of Anthony A. Nichols, Sr., Warren V. Musser, Walter D'Alessio and Charles P. Pizzi or, if any such persons are unable to serve as trustees, such other persons as shall be designated by the Purchaser (collectively, the "Stockholder Approval Matters"), shall have been approved by the requisite vote of the Company's stockholders.

                  4.13 Maryland Anti-Takeover Statutes. The Company and its counsel shall have confirmed to the Purchaser's satisfaction that this Agreement and the transactions contemplated hereby are exempt from the operation of the Maryland Anti-Takeover Statues.

                  4.14 Employment Agreements. Each of Messrs. Brian F. Belcher, John P. Gallagher and Anthony A. Nichols shall have entered into Employment Agreements with Brandywine Realty Services Company, Inc. in substantially the form of Exhibit F hereto, which agreements shall be in full force and effect.

                  4.15 RMO Fund Investment. The RMO Fund Investment shall have been consummated on or prior to the Closing Date.

                  4.16 Additional Documents. The Company shall have delivered such other documents necessary to effect the transactions contemplated hereby as the Purchaser may reasonably request.


          SECTION 5. CONDITIONS PRECEDENT TO THE COMPANY'S OBLIGATIONS

                  The Company's obligation to sell the Shares and Warrant subscribed for by the Purchaser on the Closing Date is subject, at the Company's option, to the satisfaction of each of the following conditions:

                  5.1 Representations and Warranties. On the Closing Date, the representations and warranties contained in Section 3 shall be true and correct in all material respects with the same effect as though made on and as of the Closing Date and the Purchaser shall have so certified to the Company in writing.

                  5.2 Performance. All the covenants, agreements and conditions contained in this Agreement to be performed or complied with by the Purchaser on or prior to the Closing Date shall have been performed or complied with in all material respects, and the Purchaser shall have so certified to the Company in writing.

                  5.3 No Proceeding or Litigation. No suit, action, or other proceeding seeking to restrain, prevent or change the transactions contemplated hereby or otherwise questioning the validity or legality of such transactions shall have been instituted and be pending.

                  5.4 ASE Listing. On or prior to the Closing Date, the Shares and the Conversion Shares shall have been approved for listing on the ASE.

                  5.5 Standstill Agreement. The Standstill Agreement by and among the Company and the Purchaser, in the form attached hereto as Exhibit G, shall have been executed and delivered by all the parties thereto and shall be in full force and effect.

                  5.6 Stockholder Approval. This Agreement and the transactions contemplated hereby and by the Transaction Documents including, without limitation, the Stockholder Approval Matters set forth in Section 4.12, shall have been approved by the requisite vote of the Company's stockholders.

                  5.7 Fairness Opinion. The Company shall have received a fairness opinion from Legg Mason Wood Walker Incorporated ("Legg Mason"), in form and substance satisfactory to the Company's Board of Trustees, that the transactions contemplated by this Agreement and the Transaction Documents are fair from a financial point of view to the Company's stockholders.

                  5.8 Employment Agreements. Each of Messrs. Brian F. Belcher, John P. Gallagher and Anthony A. Nichols shall have entered into Employment Agreements with Brandywine Realty Services Company, Inc. in substantially the form of Exhibit F hereto, which agreements shall be in full force and effect.

                  5.9 Contribution Closing. The Contribution Closing shall have occurred.

                  5.10 Additional Documents. The Purchaser shall have delivered such other documents necessary to effect the transactions contemplated hereby as the Company may reasonably request.


           SECTION 6. COVENANTS OF THE COMPANY AND THE PURCHASER PRIOR
                      TO CLOSING

                  6.1 Payment of Expenses.

                           (a) If the Closing occurs hereunder, the Company
shall (i) pay the expenses incurred by it in connection with (x) the issuance and sale of the Shares and Warrant, (y) the execution, delivery and performance of this Agreement and the documents relating to the RMO Fund Investment and (z) the transactions described under the heading "PROPOSAL NO. 1 - THE SSI/TNC TRANSACTION" in the Proxy Statement, including, without limitation, the financial advisory fees and expenses of Legg Mason and the fees of Cushman & Wakefield of Pa. Inc. for preparation of the "Market Analysis for Real Property within the Meetinghouse Business," all as contemplated in the Proxy Statement;
(ii) pay those expenses of the Partnership allocated to the Company pursuant to
Article VIII of the Partnership Agreement; and (iii) pay the costs, fees and expenses incurred by the holders of the Shares and Warrant with respect to any amendment of this Agreement or any waiver or consent made or given under this Agreement, or incurred by them in the enforcement of this Agreement.

                           (b) If the Closing hereunder does not occur, each
party shall bear its own expenses.

                  6.2 Operation of Business in Ordinary Course. Prior to the Closing, the Company and each Subsidiary will operate its business and the business of each of its other

Subsidiaries only in the usual and normal course, and will not, without the consent of the Purchaser, engage in any of the transactions described in paragraphs (a), (b), (d), (e), (f) or (g) of Section 2.22 hereof.

                  6.3 Stockholders' Meeting. The Company shall duly call and hold a meeting of its stockholders as soon as legally possible, but in no event later than August 31, 1996, for the purpose of voting upon the approval of this Agreement, the transactions contemplated hereby and the Stockholder Approval Matters. In this regard, the Company will (i) use its best efforts to hold such meeting as soon as legally possible, (ii) subject to the fiduciary duties of the Board of Trustees, include in the Proxy Statement the unanimous recommendation of the Board that stockholders of the Company vote in favor of this Agreement, the transactions contemplated hereby and the Stockholder Approval Matters, and
(iii) use its best efforts (A) to obtain and furnish the information required to be included by it in the Proxy Statement in compliance with the Exchange Act and, after consultation with the Purchaser, respond promptly to any comments made by the SEC with respect to the Proxy Statement and cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time and
(B) to obtain the necessary approvals by its stockholders of this Agreement, subject to its Board's fiduciary duties.

                  6.4 Access to Information.

                           (a) Between the date hereof and the Closing Date, the
Company will give the Purchaser and its authorized representatives reasonable access to all officers, employees, agents, properties, offices and other facilities and to all books and records of the Company and its Subsidiaries, and will permit the Purchaser to make such inspections as the Purchaser may reasonably request and will cause the Company's officers and those of its Subsidiaries to furnish the Purchaser promptly (i) a copy of each report, schedule, registration statement and other document filed by it pursuant to the requirements of federal securities laws and (ii) all other financial and operating data and other information with respect to the business and properties of the Company and any of its Subsidiaries as the Purchaser may from time to time reasonably request.

                           (b) The Purchaser will hold and will cause its
authorized representatives, consultants and advisors to hold in confidence, unless compelled to disclose by judicial or administrative process or, in the written opinion of its legal counsel, by other requirements of law, all documents and information concerning the Company and its Subsidiaries furnished to the Purchaser in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (i) previously known by the Purchaser from sources other than the Company, its trustees, officers, representatives or affiliates, (ii) in the public domain through no fault of the Purchaser or (iii) later lawfully acquired by the Purchaser on a non-confidential basis from other sources who are not known by the Purchaser to be bound by a confidentiality agreement or otherwise prohibited from transmitting the information to the Purchaser by a contractual, legal or fiduciary obligation) and will not release or disclose such information to any other person or entity, except its auditors, attorneys, financial advisors and other consultants, agents and representatives in connection with this Agreement who need to know such information. If the transactions contemplated by this Agreement are not consummated, such confidence shall be maintained and, if requested by or on behalf of the Company, the Purchaser will, and will use all reasonable efforts to cause its auditors, attorneys, financial advisors and other consultants, agents and representatives to, return to the Company or destroy all copies of written information furnished by the Company to the Purchaser or its agents, representatives or advisors. It is understood that the Purchaser shall be deemed to have satisfied its obligation to hold such information confidential if it exercises the same care as it takes to preserve confidentiality for its own similar information.

                           (c) No investigation pursuant to this Section 6.4
shall affect any representation or warranty in this Agreement made by the Company and its Subsidiaries or any condition to the Purchaser's obligations hereto.

                  6.5 Notification of Certain Matters. The Company shall give prompt notice to the Purchaser, and the Purchaser shall give prompt notice to the Company, of (a) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause (i) any representation or warranty contained in this Agreement to be untrue or inaccurate or (ii) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied and (b) any failure of the Company or the Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.5 shall not cure such breach or noncompliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

                  6.6 Conditions Precedent. The Company and the Purchaser shall use their reasonable best efforts to cause the conditions specified in Sections 4 and 5 to be satisfied by the Closing Date.


                SECTION 7. COVENANTS OF THE COMPANY AFTER CLOSING

                  7.1 Rule 144.

                           (a) The Company covenants that (i) the Company will
use its best efforts to comply with the current public information requirements of Rule 144(c)(1) under the 1933 Act; and (ii) at all such times as Rule 144 is available for use by the holders of the Shares, Warrant or Conversion Shares, the Company will furnish each such holder upon request with all information within the possession of the Company required for the preparation and filing of Form 144.

                           (b) At all times during which the Company is neither
subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, nor exempt from reporting pursuant to Rule 12g3-2(b) under the Exchange Act, it will provide as promptly as practicable (in any event not later than fifteen (15) days after initial request) in written form, upon the written request of the Purchaser or any prospective buyer of the Shares or Conversion Shares from the Purchaser, all information required by Rule 144A(d)(4)(i) of the General Regulations promulgated by the Commission under the Securities Act ("Rule 144A Information"). The Company's obligations under this
Section 7.1 shall at all times be contingent upon such seller's obtaining from a prospective buyer an agreement to take all reasonable precautions to safeguard the Rule 144A Information from disclosure to anyone other than a person or entity who will assist such buyer in evaluating the purchase of the Conversion Shares.

                  7.2 Delivery of Financial Statements. From and after the Closing, the Company shall deliver to the Purchaser, until such time as the Purchaser no longer owns the Warrant or any Shares or Conversion Shares, a copy of each and every report on Form 10-K, Form 8-K, Form 10-Q and all other reports and proxy statements filed by the Company or any Subsidiary with the SEC within fifteen (15) days of such filing.

                  7.3 Reservation of Shares. From and after the Closing, the Company shall at all times reserve and keep available, free from pre-emptive rights, out of its authorized but unissued capital stock, a sufficient number of shares of Common Stock for issuance upon the exercise of the Warrant.

                  7.4 Compliance with Laws. The Company will, and will cause each Subsidiary to, comply in all material respects with all laws and regulations applicable to the conduct of its business, including without limitation ERISA, environmental laws, and employee safety laws.

                  7.5 Waivers, Consents, Etc. Compliance with any of the covenants in this Section 7 may be waived, either generally or in the particular instance, and any consent required thereunder may be given, by the Purchaser in writing.

                  7.6 Press Releases. The Purchaser shall have the right reasonably to approve any press release with respect to the transactions contemplated by this Agreement. In addition, at no time may the Company use or otherwise refer to the name of the Purchaser or any of its affiliates in any press release, publication or other report without the prior consent of the Purchaser not to be unreasonably withheld.

                  7.7 Amendment to the Company's Declaration of Trust. In the event that the amendment to the Company's Declaration of Trust, as set forth under the heading "PROPOSAL No. 2 - AMENDMENT OF DECLARATION OF TRUST" of the Proxy Statement, has not been approved by the requisite vote of the Company's stockholders on or prior to the Closing Date, the Company shall resubmit such amendment for the requisite vote of the Company's stockholders within ninety
(90) days of the Closing Date.

              SECTION 8. COMPLIANCE WITH 1933 ACT; RESTRICTIONS ON
                         TRANSFERABILITY OF SHARES, WARRANT AND
                         CONVERSION SHARES

                  8.1 Compliance with 1933 Act. The Shares, Warrant and Conversion Shares shall not be transferable, except upon the conditions specified in this Section 8, which conditions are intended to insure compliance with the provisions of the 1933 Act and applicable state securities laws in respect of any such transfer.

                  8.2 Restrictive Legend. The Warrant, and each certificate representing the Shares and Conversion Shares and any Common Shares or other securities issued in respect of such Shares and Conversion Shares upon any stock split, stock dividend, recapitalization, merger, consolidation, similar event, shall (unless otherwise permitted by the provisions of Section 8.4) be stamped or otherwise imprinted with the following legend:

"[THIS WARRANT HAS] OR [THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE] NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAW AND THE TRANSFERABILITY [T]HEREOF IS SUBJECT TO THE PROVISIONS OF A SHARE AND WARRANT PURCHASE AGREEMENT BETWEEN BRANDYWINE REALTY TRUST AND SAFEGUARD SCIENTIFICS, INC."

                  8.3 Restrictions on Transferability. The Company shall not be required to register the transfer of the Shares or Warrant or any Conversion Shares on the books of the Company unless the Company shall have been provided with an opinion of counsel reasonably satisfactory to it prior to such transfer to the effect that registration under the 1933 Act or any applicable state securities law is not required in connection with the transaction resulting in such transfer; provided, however, that no such opinion of counsel shall be necessary in order to effectuate a transfer in accordance with the provisions of Rule 144(k) promulgated under the 1933 Act. Each Warrant or certificate for Shares or Conversion Shares issued upon any transfer as above provided shall bear the restrictive legend set forth in Section 8.2 above, except that such restrictive legend shall not be required if the opinion of counsel reasonably satisfactory to the Company referred to above is to the further effect that such legend is not required in order to establish compliance with the provisions of the 1933 Act and any applicable state securities law, or if the transfer is made in accordance with the provisions of Rule 144(k) under the 1933 Act.

                  8.4 Termination of Restrictions on Transferability. The conditions precedent imposed by this Section 8 upon the transferability of the Shares, Warrant and Conversion Shares shall cease and terminate as to any of the Shares, Warrant or Conversion Shares when (i) such securities shall have been registered under the 1933 Act and sold or otherwise disposed of in accordance with the intended method of disposition by the seller or sellers thereof set forth in the registration statement covering such securities, (ii) at such time as an opinion of counsel satisfactory to the Company shall have been rendered as required pursuant to the second sentence of Section 8.3 to the effect that the restrictive legend on such securities is no longer required, or (iii) when such securities are transferable in accordance with the provisions of Rule 144(k) promulgated under the 1933 Act. Whenever the conditions imposed by this Section 8 shall terminate as hereinabove provided with respect to any of the Shares, Warrant or Conversion Shares, the holder of any such securities bearing the legend set forth in this Section 8 as to which such conditions shall have terminated shall be entitled to receive from the Company, without expense (except for the payment of any applicable transfer tax) and as expeditiously as possible, a new Warrant or new stock certificates not bearing such legend.


             SECTION 9. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND
                        AGREEMENTS

                  All covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the execution and delivery of this Agreement and the issuance and sale of the Shares and Warrant hereunder.


             SECTION 10. MISCELLANEOUS

                  10.1 Owner of Shares, Warrant and Conversion Shares. The Company may deem and treat the person or entity in whose name the Shares, Warrant and Conversion Shares, as the case may be, are registered as the absolute owner thereof for all purposes whatsoever, and the Company shall not be affected by any notice to the contrary.

                  10.2 Successors. This Agreement shall be binding upon and except as provided herein, shall inure to the benefit of the respective successors and permitted assigns of each of the parties hereto.

                  10.3 Broker or Finder. Each party to this Agreement represents and warrants that, to the best of its knowledge, no broker or finder has acted for such party in connection with this Agreement or the transactions contemplated by this Agreement and that no broker or finder is entitled to any broker's or finder's fee or other commission in respect thereof based in any way on agreements, arrangements or understandings made by such party. The Company shall indemnify the Purchaser against, and hold it harmless from, any liability, cost or expense (including reasonable attorneys' fees and expenses) resulting from any agreement, arrangement, or understanding made by the Company, and the Purchaser shall indemnify the Company against, and hold the Company harmless from, any liability, cost or expense (including reasonable attorneys' fees and expenses) resulting from any agreement, arrangement, or understanding made by the Purchaser with any third party, for brokerage or finder's fees or other commissions in connection with this Agreement or any of the transactions contemplated hereby.

                  10.4 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania.

                  10.5 Notice. Any notice or other communication required or permitted hereunder shall be deemed given when delivered personally, or upon receipt by the party entitled to receive the notice when sent by registered or certified mail, postage prepaid, addressed as follows or to such other address or addresses as may hereafter be furnished in writing by notice similarly given by one party to the other:

         To the Company:            Brandywine Realty Trust
                                    Two Greentree Centre
                                    Suite 100
                                    Marlton, New Jersey  08053
                                    Attention: Gerard H. Sweeney, President


         With a copy to:            Pepper, Hamilton & Scheetz
                                    3000 Two Logan Square
                                    18th and Arch Streets
                                    Philadelphia, Pennsylvania 19103-2799
                                    Attention: Michael H. Friedman, Esq.


         To the Purchaser:          Safeguard Scientifics, Inc.
                                    800 The Safeguard Building
                                    435 Devon Park Drive
                                    Wayne, Pennsylvania  19087
                                    Attention:  General Counsel


         With a copy to:            Drinker Biddle & Reath
                                    1000 Westlakes Drive, Suite 300
                                    Berwyn, Pennsylvania  19312
                                    Attention:  Robert H. Strouse, Esq.

Notice to any holder of Shares, Warrant, or Conversion Shares other than the Purchaser shall be given in a like manner to such holder at the address reflected in the Company's records.

                  10.6 Full Agreement. This Agreement, together with all Exhibits attached hereto or delivered herewith, and any other documents delivered herewith, sets forth the entire understanding of the parties with respect to the transactions contemplated hereby.

                  10.7 Headings. The headings of the sections of this Agreement are inserted for convenience of reference only and shall not be considered a part hereof.

                  10.8 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors or Trustees, as applicable, at any time before or after approval of the matters presented in connection with this Agreement by the stockholders of the Company, but, after any such approval, no amendment shall be made which by law requires further approval by the Company's stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

                  10.9 Survival of Representations and Warranties. All representations and warranties made by the parties in this Agreement shall survive the execution of this Agreement for the period and to the extent set forth in Article XIX of the Partnership Agreement. Any claims by a party against any other party made after the Closing for breach of any representation, warranty or covenant set forth herein shall only be made pursuant to and in accordance with, and shall be subject to all of the limitations expressed in,
Article XIX of the Partnership Agreement, including the limitation that the liability of the Purchaser and TNC hereunder shall be restricted to their interests in the Collateral pledged under Section 19.3 of the Partnership Agreement. The remedies set forth in Article XIX of the Partnership Agreement for breaches of this Agreement shall be the sole and exclusive remedies available to the parties hereto for claims made after Closing for breach of this Agreement.

                  10.10 Settlement of Disputes. The parties will attempt in good faith to resolve any and all controversies of every kind and nature between the parties to this Agreement arising out of or in connection with the existence, construction, validity, interpretation or meaning, performance, non-performance, enforcement, operation, breach, continuance or termination of this Agreement (each, a "Dispute") promptly by negotiations between senior executives of the parties who have authority to settle the Dispute (and who do not have direct responsibility for administration of this Agreement). The disputing party shall give the other party written notice of the Dispute. Within 20 days after receipt of said notice, the receiving party shall submit to the other a written response. The notice and response shall include (a) a statement of each party's position and a summary of the evidence and arguments supporting its position, and (b) the name and title of the executive who will represent that party. The executives shall meet at a mutually acceptable time and place within 30 days of the date of the disputing party's notice and thereafter as often as they reasonably deem necessary to exchange relevant information and to attempt to resolve the Dispute. If the matter has not been resolved within 60 days of the disputing party's notice, or if the party receiving said notice will not meet within 30 days, either party may initiate mediation of the controversy or claim in accordance with the Center for Public Resources Model Procedure for Mediation of Business Disputes. If the Dispute has not been resolved pursuant to the aforesaid mediation procedure within 60 days of the initiation of such procedure, or if either party will not participate in a mediation, the Dispute shall be submitted to arbitration in accordance with the rules of the American Arbitration Association. The parties further agree that all matters shall be governed by the laws of the Commonwealth of Pennsylvania. The parties further agree that any arbitration conducted pursuant to this Section 10.10 shall be held in Philadelphia, Pennsylvania before a panel of three (3) arbitrators, one selected by the Buyer and one selected by the Seller and the third selected by the arbitrators selected by the parties. All deadlines specified in this Section 10.10 may be extended by mutual agreement.

                  10.11 Counterparts. This Agreement may be executed in two or more counterparts each of which shall be deemed an original, and all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

                  10.12 Termination. This Agreement may be terminated, whether before or after its approval by the stockholders of the Company, prior to the
Closing:

                  (a) by mutual written consent of the Purchaser and the Company;

                  (b) by either the Purchaser or the Company if the Closing shall not have been consummated before September 30, 1996 (unless the failure to so close by such date shall be due to the action or failure to act of the party seeking to terminate this Agreement);

                  (c) by either the Purchaser or the Company if any court of competent jurisdiction or other governmental entity shall have issued a final permanent order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action is or shall have become nonappealable;

                  (d) by the Purchaser if (i) there shall have been a material breach on the part of the Company or any of its Subsidiaries of any representation or warranty of the Company or its Subsidiaries set forth herein,
(ii) there shall have been any failure of the Company or any of its Subsidiaries to perform or comply with its covenants or agreements hereunder and, in either case, the aggregate effect of all such breaches or failures, as the case may be, would be material, (iii) the Board of Trustees shall have withdrawn, amended or modified in a manner adverse to the Purchaser its approval or recommendation of this Agreement, or (iv) any person (as that term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) acquires beneficial ownership of at least 20% of the outstanding Common Shares; or

                  (e) by the Company if (i) there shall have been a material breach of any representation or warranty on the part of the Purchaser or (ii) there shall have been a failure of the Purchaser to perform or comply with its covenants or agreements hereunder and, in either case, the aggregate effect of all such breaches and failures, as the case may be, would be material.

                  10.13 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 10.12, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its affiliates, trustees, directors, officers or stockholders; provided, however, that nothing contained in this Section 10.13 shall relieve any party from liability for any breach of this Agreement.

                  10.14 Non-Recourse. No recourse shall be had for any obligation of the Company hereunder, or for any claim based thereon or otherwise in respect thereof, against any past, present or future trustee, stockholder, officer or employee of the Company, whether by virtue of any statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such other liability being expressly waived and released by each other party hereto.






         [The remainder of this page has been intentionally left blank.]

                  IN WITNESS WHEREOF, each of the parties hereto has fully executed this Agreement as of the date first set forth above.


                                     BRANDYWINE REALTY TRUST



                                     By:
                                        -------------------------------------
                                              Gerard H. Sweeney, President

                                     SAFEGUARD SCIENTIFICS, INC.



                                     By:
                                        -------------------------------------




                  The Nichols Company hereby executes this Agreement for the sole purpose of being bound by the provisions of Section 3.10.

                                     THE NICHOLS COMPANY



                                     ----------------------------------------
                                     Anthony A. Nichols, President